CUSIP No.	891013104	SCHEDULE 13D	Page	11	of	11
Exhibit 99.1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Units of Torch Energy Royalty Trust and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 25th day of January, 2007.

Dated: January 25, 2007	FAIRCHILD ENERGY INVESTMENT CO. LLC

	By:	/s/ Douglas C. Neff
Name: Douglas C. Neff
Title: Manager

/s/ Douglas C. Neff

DOUGLAS C. NEFF